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                                                                      EXHIBIT 23

CONSENT OF INDEPENDENT AUDITORS

         We consent to the incorporation by reference of our report dated January 19, 1999 with respect to the consolidated financial statements of TRW Inc. included in its Current Report on Form 8-K dated February 5, 1999, filed with the Securities and Exchange Commission, in the following Registration Statement Nos.: 333-48443 on Form S-3, 333-43931 on Form S-3, 33-61711 on Form
S-3, 33-42870 on Form S-3, 333-27003 on Form S-8, 333-27001 on Form S-8,
333-06633 on Form S-8, 333-03973 on Form S-8, 33-58257 on Form S-8, 33-53503 on
Form S-8 33-29751 on Form S-8, 333-20351 on Form S-8, 2-90748 on Form S-8 and
2-64035 on Form S-8.

                                    /s/ ERNST & YOUNG LLP
                                    ---------------------
                                        Ernst & Young LLP


Cleveland, Ohio
February 5, 1999